Exhibit 10.7

December 10, 2015

Mr. Mark Voll

Offer of Employment by Aquantia Corp

Dear Mark,

I am very pleased to confirm our offer to you of full-time employment with Aquantia Corp. (the “Company”). You will report to Faraj Aalaei, the President and CEO„ in the exempt position of Chief Financial Officer. Your specific duties and responsibilities will be explained to you by your manager.

The terms of our offer and the benefits currently provided by the Company are as follows:

1. Starting Salary. Your starting salary will be Twenty Five Thousand Dollars ($25, 000.00) per month; when annualized, your salary will be Three Hundred Thousand Dollars and ($300,000.00) per year and will be subject to an annual review.

2. Annual Discretionary Bonus Program. Aquantia has established an annual bonus program for all of its employees and executives based on the Company’s targets and individual objectives. Your target annual bonus will be Thirty Five Percent (35%) of your base salary; eligibility requirements will be explained in further detail upon your hire. Employees starting employment after January 1st in a plan year will receive a pro-rated incentive, calculated from the date of hire.

3. Benefits. In addition, you will be eligible to participate in ‘health insurance, bonus and other employee benefit plane established by the Company for its employees from time to time. A brief summary of the benefits currently offered is attached to this letter.

Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

4. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently place between yourself and current or past employers.

Aquantia Corp., 105 E. Tasman Dr., San Jose, CA 95134 • www.aquantia.com

5. Options. We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to Eight Hundred Fifty Thousand (850,000) shares of Common Stock of the Company under our 2015 Equity incentive Plan (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board of Directors on the date the Board approves such grant. The shares you will be given the opportunity to purchase will vest at the rate of 25% at the end of your first anniversary with the Company, and an additional 2.08333% per month thereafter, so long as you remain employed by the Company:

However: the grant of such options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create an obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company’s Board of Directors„

6. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or ‘without prior notice and with our without cause: Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective: Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

7. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

8. Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having Jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the [State of California, Santa Clara County] before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time, The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a- written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or: award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9. Background Check. This offer is contingent upon a successful employment verification of criminal, education, and employment background. This offer can be rescinded based upon data received in the verification.

10. Acceptance. This offer will remain open until 5:00pm on Tuesday, December 15, 2015. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated along with your expected start date and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Aquantia Corp., 105 E. Tasman Dr., San Jose, CA 95134 • www.aquantia.com

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Faraj Aalaei	Date signed: December 10, 2015

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein:

/s/ Mark Voll	Date signed: December 14, 2015
(Candidate Name)
Expected Start date: January 11, 2016

Aquantia Corp., 105 E. Tasman Dr., San Jose, CA 95134 • www.aquantia.com